EXHIBIT 15.3
CONSENT OF DeGOLYER AND MacNAUGHTON

September 12, 2008

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

           We hereby consent to the references to DeGolyer and MacNaughton and to inclusion of information derived from our report entitled “Appraisal Report as of December 31, 2006 on Reserves of Certain Properties for Ecopetrol S.A. in Colombia, Executive Summary,” in Item 4B – “Business Overview - Reserves”, Item 10G – “Statement by Experts” and “Notes to Consolidated Financial Statements – Crude Oil and Natural Gas Reserves” in Ecopetrol, S.A.’s Registration Statement on Form 20-F and dated September 12, 2008.

Very truly yours,

/s/DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON